Exhibit 10.1

AMENDED AND RESTATED EXPENSE SUPPORT, CONDITIONAL

REIMBURSEMENT AND RESTRICTED STOCK AGREEMENT

THIS AMENDED AND RESTATED EXPENSE SUPPORT, CONDITIONAL REIMBURSEMENT AND RESTRICTED STOCK AGREEMENT (this “Amended and Restated Expense Support Agreement”), is made effective as of January 1, 2014 by and between Global Income Trust, Inc., a Maryland corporation (the “Company”) and CNL Global Income Advisors, LLC, a Delaware limited liability company (the “Advisor”).

BACKGROUND

WHEREAS, the Company and the Advisor are parties to that certain Fourth Amended and Restated Advisory Agreement dated as of March 8, 2012 (the “Advisory Agreement”);

WHEREAS, the Company is a non-listed real estate investment trust (a “REIT”) and, similar to other non-listed REITs, monitors its modified funds from operations, and has incurred, and continues to incur a certain level of operating expenses that are reasonable and necessary for a company with similar assets that is a public company;

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Company to reduce its operating expenses relative to its invested assets and in connection therewith entered into that certain Expense Support and Conditional Reimbursement Agreement dated effective as of April 1, 2012 (together with amendments thereto, the “Original Expense Support Agreement”); and

WHEREAS, the Company and the Advisor are entering into this Amended and Restated Expense Support Agreement to document and restate in its entirety the terms and conditions under which the Advisor will provide expense support to the Company from and after the Effective Date hereof (as defined).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference and made a part of this Amended and Restated Expense Support Agreement, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the Company and the Advisor (each, a “Party” and collectively, the “Parties”) hereby acknowledge, the Parties, intending to be legally bound, do hereby agree as follows:

1.	CERTAIN DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings.

Advisory Agreement – shall mean the Fourth Amended and Restated Advisory Agreement dated March 8, 2012 by and between the Company and the Advisor, as the same may be amended and/or restated hereafter.

Board – shall have the meaning ascribed to such term in the Advisory Agreement.

Cause – shall have the meaning ascribed to such term in the Advisory Agreement.

Common Shares – shall have the meaning ascribed to such term in the Advisory Agreement.

Costs – shall mean all personnel costs and related overhead of personnel of the Advisor or its affiliates, to the extent categorized as Total Operating Expenses, as such term is defined in the Advisory Agreement, without any adjustment arising from Expense Support.

Determination Date – shall mean the last day of each fiscal quarter of the Company, with respect to the Original Expense Support Period, the New Expense Support Period, or thereafter.

Distributions – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of Section 4.2 only of this Amended and Restated Expense Support Agreement the term shall exclude any Distributions made on Restricted Stock and any other Common Shares held by the Advisor.

Effective Date – shall mean January 1, 2014.

Exit Event – shall mean a Liquidity Event, or a Sale of all or substantially all of the assets of the Company in a single or series of transactions.

Exit Event Consideration – shall mean the Net Sales Proceeds or other consideration to be received or received by the Stockholders in connection with an Exit Event, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or other entity.

Expense Support – shall mean (A) with respect to Original Expense Support Amounts, the deferral and subordination by the Advisor of the Company’s obligations to reimburse or pay the Advisor some or all of the Costs and Fees that the Advisor was entitled to receive pursuant to the Advisory Agreement, and (B) with respect to New Expense Support Amounts, the foregoing by the Advisor of the Company’s obligations to reimburse or pay the Advisor, in cash, for some or all of the Costs and Fees that the Advisor was entitled to receive pursuant to the Advisory Agreement, and the acceptance of Restricted Stock in lieu thereof.

Fees – shall mean all Asset Management Fees, as such term is defined in the Advisory Agreement, without any adjustment arising from Expense Support.

GAAP – shall mean the United States generally accepted accounting principles.

Good Reason – shall have the meaning ascribed to such term in the Advisory Agreement.

Invested Capital – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of this Amended and Restated Expense Support Agreement the term shall exclude Invested Capital, if any, relating to Restricted Stock and any other Common Shares held by the Advisor.

IPA Guideline 2010-01 – shall mean the Investment Program Association Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs.

Liquidity Event– shall have the meaning ascribed to such term in the Advisory Agreement.

MFFO – shall mean modified funds from operations; and for purposes of this Amended and Restated Expense Support Agreement shall be determined in accordance with Section 2 and Section 3, hereof, as applicable.

Net Sales Proceeds – shall have the meaning ascribed to such term in the Advisory Agreement.

New Expense Support Amounts – shall mean the Expense Support that the Advisor shall provide to the Company during the New Expense Support Period, determined quarterly, on a non-cumulative basis, in the amounts equal to the positive excess, if any, of (x) aggregate Distributions declared for a fiscal quarter during the New Expense Support Period, over (y) the Company’s aggregate MFFO for the same period.

New Expense Support Period – shall mean the period beginning on the Effective Date and continuing until this Amended and Restated Expense Support Agreement is terminated in accordance with Section 6, hereof.

Original Expense Support Amounts – shall mean the Expense Support that the Advisor provided to the Company during the Original Expense Support Period in the amounts set forth on Schedule A, which is attached hereto and incorporated herein by this reference.

Original Expense Support Period – shall mean the period running from April 1, 2012 through December 31, 2013.

Priority Return– shall have the meaning ascribed to such term in the Advisory Agreement; and for avoidance of doubt, does not include shares of Restricted Stock or any other Common Shares held by the Advisor.

Repayment Threshold – shall mean, for purposes of calculating the Tentative Amount (as defined in Section 3.1), the amount by which cumulative Distributions declared for the Original Expense Support Period exceeded the Company’s cumulative MFFO for the same period, or $1,879,047.

Sale – shall have the meaning ascribed to such term in the Advisory Agreement.

Stockholders – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of this Amended and Restated Expense Support Agreement the term shall exclude the Advisor.

2.	EXPENSE SUPPORT; DETERMINATION OF MFFO

2.1 Expense Support. The Advisor shall provide Expense Support to the Company on the terms and subject to the conditions set forth this Amended and Restated Expense Support Agreement.

2.2 Calculation of MFFO. For purposes of this Amended and Restated Expense Support Agreement, MFFO shall have the meaning ascribed to such term in, and shall be calculated, prior to any adjustment for Expense Support, in accordance with IPA Guideline 2010-01, subject to the following adjustments and conditions:

(i)	In the event that any Original Expense Support Amounts are required to be accrued by the Company as a payable to the Advisor pursuant to GAAP, such amounts included in net income or loss of the Company for such period shall be added back and not treated as deductions for purposes of the calculation of MFFO pursuant to this Section 2.2; and

(ii)	All Conditional Reimbursements that are currently payable as of the time of the determination of MFFO shall be treated as a deduction for purposes of the calculation of MFFO pursuant to this Section 2.2.

MFFO for purposes of the determination of the Original Expense Support Amounts and the New Expense Support Amounts may differ from MFFO as published by the Company in its quarterly and annual reports.

3.	CONDITIONAL REIMBURSEMENT OF ORIGINAL EXPENSE SUPPORT AMOUNTS

3.1 If, as of any Determination Date after the Effective Date, the Company’s cumulative MFFO for the period from the Effective Date through the Determination Date, exceeds an amount equal to (x) the Company’s aggregate Distributions declared for the same period, plus (y) the Repayment Threshold (such excess hereinafter referred to as, the “Tentative Amount”), the Advisor shall be entitled to reimbursement by the Company of Original Expense Support Amounts in an amount up to the Tentative Amount (a “Conditional Reimbursement”), subject to the following adjustments and conditions:

(a) The Advisor shall not be entitled to receive Conditional Reimbursement for Original Expense Support Amounts that have been outstanding for more than 12 quarterly periods from their respective Determination Dates, and all rights to receive payment for such amounts shall be deemed permanently waived by the Advisor, and the Company shall have no further obligation whatsoever to reimburse the Advisor for such amounts;

(b) In no event shall the Conditional Reimbursement in the current quarter, when taken together with the Company’s Total Operating Expenses for the period beginning April 1, 2011 and ending with the current quarter cause the Company to exceed or further exceed the 2%/25% Guidelines (with the calculated limitation prorated for the number of months included in such period), and in such case the Conditional Reimbursement for the current quarter will be reduced accordingly.

3.2 The Tentative Amount (as reduced by Section 3.1(a) and Section 3.1(b), above) shall be applied first to Original Expense Support Amounts relating to Fees, beginning with the earliest Original Expense Support Amounts eligible for Conditional Reimbursement, until all such Original Expense Support Amounts relating to Fees have been reimbursed, and thereafter, any remaining Tentative Amounts shall be applied to Original Expense Support Amounts relating to Costs, starting with the earliest Original Expense Support Amounts eligible for Conditional Reimbursement, until all such Original Expense Support Amounts relating to Costs have been reimbursed.

4.	ISSUANCE OF RESTRICTED STOCK FOR NEW EXPENSE SUPPORT AMOUNTS

4.1 Grant of Restricted Stock.

(a) Within forty-five (45) days following each Determination Date of the New Expense Support Period, the Company shall issue to the Advisor, on the terms and subject to the conditions and restrictions set forth herein, a number of Common Shares (“Restricted Stock”) equal to the quotient of (x) the New Expense Support Amount for the preceding quarter, divided by (y) the Company’s most recent public offering price per share of the Common Shares, unless and until such time as the Board determines a net asset value (“NAV”) per share for the Common Shares, at which time the most recent NAV per share of the Common Shares determined by the Board shall be used in this calculation.

(b) The issuance of Restricted Stock pursuant to Section 4.1(a) shall first be applied to New Expense Support Amounts relating to Costs, and thereafter, any remaining shares of Restricted Stock shall be applied to New Expense Support Amounts relating to Fees.

4.2 Vesting; Forfeiture.

(a) Exit Event. Except as otherwise provided in Section 4.2(b), below, the Restricted Stock shall vest immediately prior to or upon the occurrence of an Exit Event in which, and only to the extent by which, (A) the sum of (i) the Exit Event Consideration, or other value attributable to the Common Shares of the Stockholders as a result of the Exit Event, plus (ii) total Distributions declared from the Company’s inception through the effective date of the Exit Event, exceeds (B) the sum of (i) Invested Capital, plus (ii) the total Distributions required to pay a Priority Return to the Stockholders from the Company’s inception through the effective date of the Exit Event. All issued and outstanding shares of Restricted Stock that do not so vest in connection with an Exit Event shall be immediately and permanently forfeited.

(b) Termination of the Advisory Agreement.

(1) Without Cause. In the event the Advisory Agreement is terminated or not renewed by the Company without Cause prior to an Exit Event, the Restricted Stock will immediately vest as of the effective date of such termination (an “Undue Termination”), provided that, and only to the extent by which, (A) the sum of (i) Board’s most recent determination of NAV per share of the Common Shares multiplied by the number of Common Shares issued and outstanding and held of record by the Stockholders, plus (ii) total Distributions declared from the Company’s inception through the effective date of the Undue Termination, exceeds (B) the sum of (i) Invested Capital, plus (ii) the total Distributions required to pay a Priority Return to the Stockholders from the Company’s inception through the effective date of the Undue Termination. All issued and outstanding shares of Restricted Stock that do not so vest in connection with an Undue Termination of the Advisor shall be immediately and permanently forfeited.

For purposes of this Section 4.2(b)(1), and notwithstanding anything herein to the contrary, if the Company has not made a determination of NAV per share of the Common Shares as of the effective date of an Undue Termination of the Advisor, the Advisor shall have the right, but not the obligation, to engage, at its own expense, an independent third party investment banking firm or other valuation advisor (a “Valuation Expert”), mutually agreeable to the Company, to provide the Parties, within a period of ninety (90) days from the effective date of the Undue Termination, with a NAV per share of the Common Shares as of such effective date; and the good faith determination of NAV per share of the Common Shares by the Valuation Expert shall be final and binding upon the Parties for purposes of this Section 4.2(b)(1). If neither the Board nor the Advisor, in accordance with this Section 4.2(b)(1), has determined the NAV per share of the Common Shares as of the effective date of an Undue Termination, all of the issued and outstanding shares of the Restricted Stock shall be immediately and permanently forfeited.

(2) For Cause. In the event the Advisory Agreement is terminated or not renewed by the Company for Cause prior to an Exit Event, all of the issued and outstanding shares of the Restricted Stock shall be immediately and permanently forfeited.

(3) Without Good Reason. In the event the Advisory Agreement is terminated or not renewed by the Advisor without Good Reason prior to an Exit Event, all of the issued and outstanding shares of the Restricted Stock shall be immediately and permanently forfeited.

(c) The Board’s good faith determination of the excess amount over the thresholds, and the vesting or forfeiture of the Restricted Stock, in whole or in part, pursuant to Section 4.2(a) or Section 4.2(b), above, shall be final and binding upon the Parties.

4.3 Certain Restrictions Prior to Vesting. Prior to the vesting of the Restricted Stock under Section 4.2, the Advisor shall not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or any of the rights relating thereto; and any such transfer or encumbrance or any attempt to transfer or encumber the Restricted Stock or the rights relating thereto shall be wholly ineffective and void ab initio.

4.4 Rights as Stockholder; Distributions.

(a) The Advisor shall be the record owner of the Restricted Stock until sold or otherwise disposed of or forfeited in accordance with this Amended and Restated Expense Support Agreement, and shall be entitled to all of the rights of a Stockholder including, without limitation, the right to vote such shares (to the extent permitted by the Articles of Incorporation or applicable law) and to receive Distributions. All Distributions actually paid to the Advisor in connection with the Restricted Stock shall vest immediately and will not be subject to forfeiture.

(b) The Company may issue stock certificates or evidence the Advisor’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock represented by such stock certificates vests.

(c) In the event the Restricted Stock is forfeited in accordance with the provisions of this Amended and Restated Expense Support Agreement, the Advisor shall, on the date of such forfeiture, no longer have any rights as a Stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive Distributions with respect to such shares.

5.	REIT STATUS

The Parties acknowledge and agree not to take any action that would impact the Company’s ability to qualify as a REIT, and further agree to amend this Amended and Restated Expense Support Agreement if and to the extent necessary to allow the Company to continue to qualify as a REIT.

6.	TERM AND TERMINATION; SURVIVAL CLAUSE; EFFECT ON ADVISORY AGREEMENT

(a) Term and Termination. This Amended and Restated Expense Support Agreement will come into force as of the Effective Date and shall remain in effect unless terminated in accordance with the provisions of this Section 6. This Amended and Restated Expense Support Agreement may be terminated by a Party upon no less than one hundred twenty (120) days prior written notice to the other Party. The foregoing notwithstanding, this Amended and Restated Expense Support Agreement shall automatically terminate and the Advisor shall have no obligation to provide any further Expense Support in the event of (i) the termination by the Company of the Advisory Agreement, or (ii) the dissolution or liquidation of the Company.

(b) Survival. The respective rights and obligations of the Parties under this Amended and Restated Expense Support Agreement that by their nature should survive, including, but not limited to all Conditional Reimbursement and Restricted Stock vesting obligations of the Company, shall remain in effect after termination or expiration hereof.

(c) Effect on Advisory Agreement. Notwithstanding anything herein to the contrary, this Amended and Restated Expense Support Agreement is not intended to and shall not be construed so as to amend or revise the terms and conditions of the Advisory Agreement, or otherwise affect the rights and obligations, preferences and limitations of the Parties to each other under the Advisory Agreement.

7.	GENERAL PROVISIONS

7.1 Headings. The captions of this Amended and Restated Expense Support Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

7.2 Interpretation. This Amended and Restated Expense Support Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of laws provisions).

7.3 Severability. If any provision of this Amended and Restated Expense Support Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Amended and Restated Expense Support Agreement shall not be affected thereby and, to this extent, the provisions of this Amended and Restated Expense Support Agreement shall be deemed to be severable.

7.4 Entire Agreement. This Amended and Restated Expense Support Agreement embodies the entire agreement and understanding of the Parties, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

7.5 Amendments and Counterparts. This Amended and Restated Expense Support Agreement may only be amended by mutual written consent of the Parties. This Amended and Restated Expense Support Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

Signature Page and Schedule Follow.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Expense Support Agreement on the date set forth below, to be effective as of the date and year first above written.

GLOBAL INCOME TRUST, INC.

March 14, 2014	By:	/s/ Scott C. Hall
	Name:	Scott C. Hall
	Title:	Senior Vice President of Operations

CNL GLOBAL INCOME ADVISORS, LLC

March 14, 2014	By:	/s/ Holly J. Greer
	Name:	Holly J. Greer
	Title:	Senior Vice President

Schedule A

ORIGINAL EXPENSE SUPPORT AMOUNTS

[Omitted as not necessary to an understanding of the Agreement]